UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 11, 2013

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176
(State of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

301 Binney Street Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip code)

(617) 621-7722

Registrant’s telephone number,
including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 11, 2013, Ironwood Pharmaceuticals, Inc. (“Ironwood”) and Almirall S.A. (“Almirall”) amended the License Agreement, dated as of April 30, 2009, by and between Ironwood and Almirall, related to the development and commercialization of linaclotide in Europe.

Pursuant to the terms of the amendment: (i) the $4.0 million milestones payable to Ironwood for commercial launches in each of Germany, the United Kingdom and Spain were modified to be contingent, in amount and timing of payment, upon the reimbursement amount that Almirall achieves when it seeks pricing and reimbursement approval from the relevant regulatory authority in such country, and as a result, the total potential commercial launch milestones for all major countries in the Almirall territory, which were up to $20.0 million in the original agreement,  are now up to $17.0 million, (ii) sales-based milestone payments to Ironwood were added to the agreement which, when aggregated with the commercial launch milestones, could total up to $43.0 million, and (iii) Almirall will pay Ironwood gross royalties based on sales volume in the Almirall territory, beginning in the low-twenties percent and escalating to the mid-forties percent through April 2017, and thereafter beginning in the mid-twenties percent and escalating to the mid-forties percent at lower sales volume triggers than in the period through April 2017, in each case less the transfer price paid for the active pharmaceutical ingredient included in the product actually sold in the Almirall territory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ironwood Pharmaceuticals, Inc.

Dated: June 12, 2013	By:	/s/ Halley E. Gilbert
		Name:	Halley E. Gilbert
		Title:	Vice President and General Counsel